                                                                  EXHIBIT 11 (1)

                          GLOBAL ELECTION SYSTEMS INC.
                         Computation of Per-Share Income
                              Treasury Stock Method

                                                    Period Ended    Period Ended
                                                   March 31, 2001  March 31, 2000

                                                     Nine Months    Nine Months
Weighted average number of share outstanding          19,923,982      18,550,795
Total common and common equivalent shares             21,350,649      20,017,462

Net Income (Loss) for the period                    $ (5,791,305)   $    862,116

Weighted average number of share outstanding          19,923,982      18,550,795

Earnings per share - basic                          $      (0.29)   $       0.05

Net Income (Loss) for the period                    $ (5,791,305)   $    862,116

Total common and common equivalent shares             21,350,649      20,017,462

Earnings per share - fully diluted                  $      N / A    $   0.04

Earnings per share:


Basic earnings per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding for the period.

Fully diluted earnings per share is computed by dividing the net income for the period by the common and common equivalent shares outstanding for the period.